Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (hereinafter defined) by and between TRT LEASECO, LLC, a Delaware limited liability company (“Seller”), and BNSF DAYTON LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1
PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. In consideration of their covenants set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, for the Purchase Price (hereinafter defined) and on the terms and conditions set forth herein, the following:

All that certain land in Liberty County, Texas consisting of three adjacent parcels totaling approximately one hundred ninety-one and sixty-three one-hundredths (191.63) acres in Liberty County, Texas more particularly described or depicted in the attached Exhibits “A-1”, “A-2”, and “A-3”, together with all (a) access rights, easements, rights-of-way, licenses, interests, rights, and appurtenances appertaining to the land and all rights, titles, and interests of Seller in and to any easements, rights-of-way, or other interests in, on, or to any alley, highway, or street in, on, across, or adjoining the land, including without limitation all rights in and to the “Access Area” described in the attached Exhibit “B” in accordance with the “Access Area Easements” also defined and described in Exhibit “B”; (b) all buildings, fixtures, mechanical systems, utility infrastructure, transportation infrastructure (including without limitation all rail, ties, ballast, switches, signals, and related appurtenances), and other improvements, if any, to the extent owned by Seller and not by Railway as Tenant under the Railway Lease (all hereinafter defined); (c) all leases; (d) personal property; (e) permits, warranties, studies and plans pertaining to the land and improvements owned by Seller; (f) Seller’s interest in the minerals and water rights pertaining to the land; and (g) any other assignable rights pertaining to the foregoing (collectively, the “Property”).

Seller and Purchaser’s affiliate, BNSF Railway Company, a Delaware corporation (“Railway”) are Landlord and Tenant under a certain Lease of the land and improvements described above dated as of June 1, 2014, as amended by a First Amendment dated as of December 30, 2016, and as affected by a Tenant Estoppel Letter dated May 26, 2021, which is incorporated herein (collectively, as amended, the “Railway Lease”). Seller intends to assign, and Purchaser intends to assume, the rights and obligations of Landlord under the Railway Lease at the Closing (defined below), as further described in this Agreement. The transaction contemplated by this Agreement is not intended to trigger any rights or obligations of Seller, as Landlord, or of Railway, as Tenant, under the Right of First Offer, the Right of First Refusal, or the Purchase Option, each as defined and described in the Railway Lease.

1.2 Purchase Price; Payment Terms. The purchase price for the Property (the “Purchase Price”) shall be the sum of Forty-Four Million Five Hundred Thousand No/100 Dollars ($44,500,000.00) (the “Cash Portion”) plus the unpaid principal balance as of the Closing of the Existing Loans hereinafter described (the “Loan Assumption Portion”). The Purchase Price shall be payable at the Closing as follows:

(a) The Loan Assumption Portion of the Purchase Price will be payable by Purchaser assuming the obligations for payment of the unpaid principal balance and accrued interest as of the Closing on all existing loan financing encumbering the Property held by Wells Fargo Trust Company, National Association, as Trustee of the CTL Pass-Through Trust, Series 2015 (BNSF Dayton, Texas) (the beneficiaries of said Trust being herein referred to collectively as “Lender”), being a certain $182,666,908.56 4.07% Senior Secured Note dated March 12, 2015, due May 15, 2034, and that certain $14,956,000.00 3.2% Senior Secured Note dated June 2, 2021, due May 15, 2034 (collectively, the “Existing Loans”). A list of documents evidencing and securing the Existing Loans, as well as legible, complete, and accurate copies of the Notes evidencing them are included as part of Exhibit “E” to this Agreement. Subject to verification by Lender, per the Amortization Schedules attached to the Notes, the unpaid balance of principal on the Existing Loans will be $171,192,344.00 as of the Closing.

(b) It shall be a condition of the obligations of Purchaser to close the transaction contemplated by this Agreement that (i) Lender shall have consented in writing to the assignment and assumption of the indebtedness evidenced by the Existing Loans by Purchaser upon terms and conditions satisfactory to Purchaser in its sole discretion (the “Assumption Approval”); (ii) prior to the Closing, Lender shall have delivered appropriate documentation for the Assumption Approval, including an Assignment, Assumption, and Consent for the Existing Loans in recordable form and otherwise in form and substance acceptable to Purchaser in its sole discretion, for Purchaser’s review and execution (collectively, the “Assumption Documents”); and (iii) if required, Lender shall have consented in writing to Seller’s assignment and Purchaser’s assumption of the Landlord’s rights and obligations under the Railway Lease at the Closing upon terms and conditions satisfactory to Purchaser in its sole discretion. Purchaser shall make application for Assumption Approval within ten (10) days after the Effective Date, subject to (i) Purchaser’s right to terminate this Agreement pursuant to Sections 2.4 and 3.3; and (ii) Purchaser’s being satisfied in its sole discretion with the terms of the documents evidencing the Existing Loans, the Assumption Approval, the Assumption Documents, and Lender’s consent to the assignment of the Railway Lease, as provided in this Section 1.2. Seller shall cooperate with Purchaser in connection with the approval process. It shall be a condition of the obligation of Seller to close the transaction contemplated by this Agreement that Lender shall have (i) consented to the assignment by Seller and assumption by Purchaser of the indebtedness evidenced by the Existing Loans upon terms and conditions acceptable to Seller, including the release of Terracap Management, Inc. from any continuing obligations arising or accruing on or after the Closing under the Indemnity and Guaranty Agreement dated March 12, 2015, as affected by Reaffirmation of Indemnitor and Guarantor Obligations dated June 2, 2021; and (ii) agreed to return to Seller promptly after Closing the amounts in any existing reserve accounts attributable to Seller and held by Lender in connection with the Existing Loans, including a reserve account in the amount of approximately $193,430.00 for payment of a renewal premium for an existing policy of environmental insurance; provided Seller shall be responsible for any assumption or transfer fee, Lender’s legal fees, the premiums and fees for any new mortgagee title policies or endorsements required by Lender to its existing mortgagee title policies covering the Existing Loans, and other expenses. In the event that the Assumption Approval has not been obtained and the terms of the Assumption Documents finalized by the expiration of the Due Diligence Period, then either party may terminate this Agreement by giving written notice to the other. Unless Seller or Purchaser delivers notice of termination during the Due Diligence Period, such party shall be deemed to have approved the terms of the Assumption Documents received from Lender prior to expiration of the Due Diligence Period.

1.3 Earnest Money. Within five (5) business days after the Effective Date, Purchaser shall deposit with Tarver Abstract Co., as agent for Stewart Title Company (the “Title Company” or “Escrow Agent”) at its office located at 605 W. Clayton Suite, Dayton Texas 77535, Attn: Charolette Mercer, Senior Escrow Officer, Tel: 936-258-6897, email: cmercer@tarverabstract.com, Two Million and No/100 Dollars ($2,000,000.00) in immediately available funds (such sum, together with all interest accruing thereon, being hereinafter referred to as the “Earnest Money”). In the event that Purchaser fails to deposit the Earnest Money with the Title Company as herein provided, then Seller may terminate this Agreement upon written notice to Purchaser at any time prior to the date on which Purchaser deposits the Earnest Money, and upon such termination neither Seller nor Purchaser shall have any further obligations hereunder. The Earnest Money shall be held by the Escrow Agent in an interest-bearing account and shall be returned to Purchaser at Closing or applied to the Purchase Price or, if Closing does not occur, otherwise disbursed as provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, a portion of the Earnest Money in the amount of $100.00 (the “Independent Consideration”) will be non-refundable and will be distributed to Seller upon any termination of this Agreement as independent consideration for Seller’s performance under this Agreement. If this Agreement is terminated other than as described in Section 7.1 below for Purchaser’s uncured default, the Earnest Money will be promptly returned to Purchaser. Any provision of this Agreement that states that the Earnest Money is to be returned to Purchaser means that the Earnest Money, less the Independent Consideration, is to be returned to Purchaser.

ARTICLE 2
TITLE AND SURVEY

2.1 Title Commitment. Within ten (10) days of the Effective Date, Seller shall cause the Title Company to deliver to Purchaser (a) a title commitment for issuance of an Owner’s Policy of Title Insurance (“Title Commitment”) which covers the real property rights (including the Access Area Easement estates) described in Section 1.1, and (b) complete, accurate, and (to the extent available) legible copies of all documents and instruments referenced in the Title Commitment. Title Company shall concurrently deliver the Title Commitment to Purchaser and Seller upon Title Company’s issuance thereof.

2.2 Survey. Within one (1) day after the Effective Date (if not previously delivered), Seller shall deliver to Purchaser and to the Title Company, copies of the most current surveys Seller has in its possession related to the real property rights, Access Area Easement estates and improvements (the “Existing Survey”). Purchaser, at its sole cost and expense, has obtained a new survey prepared by Juliene Harrod, R.P.L.S. No. 4379 of Hutchison & Associates, Inc., dated November 7, 2022 (the “New Survey”). Purchaser has delivered copies of such New Survey to each of Seller and Title Company.

2.3 Review of Title Commitment and Survey. Provided that Purchaser has timely received the Title Commitment, the New Survey, and all documents referenced therein during the Due Diligence Period (defined below), Purchaser shall have until the end of the Due Diligence Period to notify Seller in writing of any objection that Purchaser may have to anything contained in the Title Commitment or the New Survey. Except as otherwise provided in Section 2.5 below, if Purchaser fails to object in writing to any item contained in the Title Commitment or the New Survey during the Due Diligence Period, Purchaser shall be deemed to have waived its right to object to such item, and such item shall thereafter be deemed a “Permitted Exception”. In the event that Purchaser objects to any item contained in the Title Commitment or the New Survey during the Due Diligence Period (such items being hereinafter referred to as “Title Defects”), Seller shall notify Purchaser in writing within five (5) days following the date of Purchaser’s notice of such Title Defects (the “Cure Period”) that either (x) the Title Defects have been, or will be at or prior to Closing, removed from or amended in the Title Commitment and/or the New Survey, and otherwise cured to Purchaser’s reasonable satisfaction, or (y) Seller has failed to arrange or otherwise elected not to have the Title Defects removed.

2.4 Failure to Cure Title Defects. If, upon the expiration of the Cure Period, Seller has not notified Purchaser that Seller has arranged to have the Title Defects removed or cured as provided above, then Purchaser may elect (which election must be made in writing within five (5) days following expiration of the Cure Period) either: (a) to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser as Purchaser’s sole remedy hereunder, or (b) to proceed under this Agreement, in which case the Title Defects which Seller did not cure or commit to cure shall be deemed Permitted Exceptions. If Purchaser does not, within five (5) days after the expiration of the Cure Period, send written notice to Seller of its election to terminate this Agreement, Purchaser shall be deemed to have elected to proceed pursuant to clause (b) of the preceding sentence. If Seller elects to cure or remove any of the Title Defects under clause (x) of the last sentence of Section 2.3, then notwithstanding anything herein to the contrary, it shall be a condition precedent to Purchaser’s obligation to acquire the Property that Seller cures such objections prior to Closing to Purchaser’s reasonable satisfaction. Except as otherwise provided in Section 2.5 below, Seller shall have no affirmative obligation hereunder to expend any funds or incur any liabilities in order to cause any matters shown in the Title Commitment or the New Survey to be removed, cured or insured over, except as otherwise expressly provided in this Agreement. If any subsequent revision of the Title Commitment, or the New Survey discloses exceptions other than the Permitted Exceptions and such exceptions were created at no fault of Purchaser, then Purchaser shall have an additional ten (10) day review period with respect to such new exceptions, and Seller shall have the same time period and option to cure as set forth in Section 2.3 above, and Purchaser shall have the same option to accept title subject to such new matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before expiration of the Due Diligence Period.

2.5 Seller’s Obligation to Cure. Notwithstanding the terms and provisions set forth in Section 2.3 and Section 2.4 above or any other provisions of this Agreement to the contrary, and regardless of whether Purchaser objects to such matters, Seller shall be obligated at Closing, at Seller’s sole expense, (i) to discharge, release and satisfy any deed of trust, security interest, vendor’s lien, or lien existing on the Effective Date or arising after the Effective Date and not created by or resulting from the acts of Purchaser, EXCEPT those pertaining to the Existing Loans, and (ii) fully satisfy all Title Commitment Schedule C requirements of Seller. In no event whatsoever shall any of the items described in this Section 2.5 ever constitute Permitted Exceptions. If Seller fails to remove any such items as of Closing, then Purchaser shall have the right, at Purchaser’s option, to (x) offset the outstanding balance of such items against the Purchase Price, or (y) terminate this Agreement, receive a prompt refund of the Earnest Money, and/or seek specific performance of this Agreement.

2.6 Owner Title Policy. On the Closing Date, Seller shall convey and transfer to Purchaser good and indefeasible title to the real property and Access Area Easement estates described on Exhibits “A” and “B” and the improvements thereon, subject only to the Permitted Exceptions. It shall be a condition to Purchaser’s obligation to close this transaction that title to the real property, the Access Area Easement estates and improvements conveyed and transferred to Purchaser shall be as set forth above, and that the Title Company will, upon payment by Seller of the applicable premium therefor issue to Purchaser at Closing a TLTA T-1 Owner’s Policy of Title Insurance covering the Property, in the full amount of the Purchase Price, subject only to the Permitted Exceptions and the standard printed exceptions (to the extent not removable or permissibly modified), and with those modifications and endorsements requested by and paid for by Purchaser in its sole discretion and agreed to by the Title Company prior to Closing, which modifications and endorsements shall come at no cost to Seller (the “Title Policy”).

ARTICLE 3
DUE DILIGENCE PERIOD

3.1 Due Diligence Documents. Within two (2) days after the Effective Date, Seller shall make available to Purchaser the accurate, complete, and legible copies of all documents described on Exhibit “E” attached hereto and made a part hereof (the “Due Diligence Documents”) through an internet “data room”, or as otherwise expressly noted on Exhibit “E”. All such Due Diligence Documents shall remain posted in the electronic data room and all Due Diligence Documents shall remain accessible by Purchaser at all times through the Closing, and Seller must promptly notify Purchaser of all updates, additions or changes to information and materials posted on such site.

3.2 Right of Inspection. Commencing upon the Effective Date and ending December 23, 2022 (the “Due Diligence Period”), and to the extent that this Agreement has not been terminated and Purchaser is not otherwise in default hereunder, thereafter until Closing, Purchaser and any of its employees, owners, partners, members, managers, shareholders, agents, representatives, affiliates, contractors and consultants (collectively, “Purchaser’s Representatives”) shall have the right to review, examine and inspect the Property and the Due Diligence Documents, and shall have full and complete access to the Property. Such access shall include the right to make such inspections, engineering, environmental (including related borings), and feasibility studies and investigations as Purchaser may deem appropriate. Purchaser shall give Seller a minimum of twenty-four (24) hours’ notice of any on-site tour or inspection.

3.3 Right of Termination. In addition to its termination rights set forth elsewhere in this Agreement, including without limitation in Sections 1.2, 2.4, and 2.5, Purchaser may, for any reason or no reason in Purchaser’s sole discretion, determine during the Due Diligence Period that it does not wish to purchase the Property (“Termination Right”). Purchaser’s Termination Right shall be exercisable by sending written notice of termination (the “Notice of Termination”) to Seller no later than expiration of the Due Diligence Period (which expiration shall occur, for avoidance of doubt, at midnight on the last day of the Due Diligence Period). If Purchaser timely delivers a Notice of Termination, this Agreement shall terminate and the Earnest Money shall be promptly returned to Purchaser. Following any such termination, neither of the parties hereto shall have any further duties, liabilities or obligations to one another hereunder excepting refund of the Earnest Money to Purchaser and any other obligations which expressly survive the termination of this Agreement (collectively, the “Surviving Duties”). If Purchaser fails to timely deliver the Notice of Termination, Purchaser shall be deemed to have waived its Termination Right under this Section 3.3.

3.4 “AS IS, WHERE IS”. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE EXECUTED BY SELLER IN CONNECTION WITH CLOSING (THE “TRANSACTION DOCUMENTS”), PURCHASER ACKNOWLEDGES AND AGREES THAT SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE WATER, SOIL AND GEOLOGY, (B) THE INCOME TO BE DERIVED FROM THE PROPERTY, (C) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH PURCHASER OR ANY TENANT MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY THE PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY, (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, (F) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS, IF ANY, INCORPORATED INTO THE PROPERTY, (G) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY, (H) COMPLIANCE WITH ANY ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS, INCLUDING THE EXISTENCE IN OR ON THE PROPERTY OF HAZARDOUS MATERIALS, OR (I) ANY OTHER MATTER WITH RESPECT TO THE PROPERTY. ADDITIONALLY, BY EXECUTION HEREOF PURCHASER ACKNOWLEDGES, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, THAT NO PERSON HAS MADE ANY REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, PURCHASER FURTHER ACKNOWLEDGES THAT ANY INFORMATION PROVIDED OR TO BE PROVIDED WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT SELLER HAS NOT MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY, TRUTHFULNESS OR COMPLETENESS OF SUCH INFORMATION. SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE PROPERTY, OR THE OPERATION THEREOF, FURNISHED BY ANY REAL ESTATE BROKER, CONTRACTOR, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE TRANSACTION DOCUMENTS, PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE REAL ESTATE, improvements and tangible personal property AS PROVIDED FOR HEREIN IS MADE ON AN "AS IS" CONDITION AND BASIS WITH ALL FAULTS. IT IS UNDERSTOOD AND AGREED THAT THE PURCHASE PRICE HAS BEEN ADJUSTED BY PRIOR NEGOTIATION TO REFLECT THAT ALL OF THE PROPERTY IS SOLD BY SELLER AND PURCHASED BY PURCHASER SUBJECT TO THE FOREGOING. THE PROVISIONS OF THIS SUBSECTION SHALL SURVIVE THE CLOSING OR ANY TERMINATION HEREOF.

ARTICLE 4
CLOSING CONDITIONS

4.1 Conditions to Obligations of Seller. In addition to any and all other conditions precedent in favor of Seller hereunder, the obligations of Seller under this Agreement to sell the Property shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing:

(a) Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and, except as otherwise expressly provided herein, Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or on the Closing Date.

(b) No Orders. No order, writ, injunction or decree directed against Purchaser shall have been entered and be in effect by any court of competent jurisdiction or any applicable governmental authority, and no statute, rule, regulation or other requirement shall have been promulgated or enacted and be in effect, that restrains, enjoins or invalidates the transaction contemplated by this Agreement.

4.2 Conditions to Obligations of Purchaser. In addition to any and all other conditions precedent in favor of Purchaser hereunder, including the Assumption Approval and Assumption Documents condition described above in Section 1.2, the obligations of Purchaser under this Agreement to purchase the Property and to assume the Existing Loans shall be subject to the satisfaction of the following conditions (the “Conditions Precedent”) on or before the Closing Date, except to the extent that any of such Conditions Precedent may be waived by Purchaser:

(a) Representations, Warranties and Covenants of Seller. Except as otherwise provided in this Agreement, all representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date, and except as otherwise expressly provided herein, Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to or on the Closing Date.

(b) No Orders or Actions. No order, writ, injunction or decree directed against Seller or any of the Property or proposal to change the permitted use or zoning of any of the Property shall be pending or threatened, shall have been entered and be in effect, or shall hereafter be enacted by any court of competent jurisdiction or any applicable governmental authority, and no statute, rule, regulation, ordinance or other requirement shall be pending or threatened or shall hereafter be enacted that could or does materially affect the operation, use or value of the Property or Seller’s ability to perform its obligations hereunder.

(c) No Suits. No suit or other proceeding before any court or applicable governmental authority shall be pending or threatened by any third party that arises out of any acts or omissions of Seller that could or does materially affect the operation, use or value of the Property or Seller’s ability to perform its obligations hereunder.

(d) Seller must deliver, perform, observe, and comply in all material respects with all of the items, instruments, documents, covenants, agreements, and conditions required of it by this Agreement, including without limitation the Assumption Documents countersigned and acknowledged by Lender, and the Railway Lease Assignment (hereinafter defined) countersigned by Lender (to the extent required).

(e) Seller must not be in receivership or dissolution, nor have made any assignment for the benefit of creditors, nor admitted in writing its inability to pay its debts as they mature, nor have been adjudicated a bankrupt, nor have filed a petition in voluntary bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors under state or federal bankruptcy law or any other similar law or statute, nor may any such petition have been filed against it.

(f) There shall be no material change between the expiration of the Due Diligence Period and the Closing Date in the Property or the Access Area Easements, in the terms and status of the Existing Loans, or in Seller’s obligations with respect to any of the Property and/or the Existing Loans.

Subject to the provisions of Section 6.1, if all of the Conditions Precedent contained in this Section 4.2 are not satisfied at the Closing Date (unless waived by Purchaser), Purchaser may elect to (i) consummate the transaction contemplated in this Agreement, in which case all Conditions Precedent shall be deemed satisfied, or (ii) receive the return of the Earnest Money following which this Agreement shall terminate and none of the parties hereto shall have any further duties, obligations or liabilities to one another hereunder other than the Surviving Duties; provided, however, in the event a failure of a Condition Precedent constitutes a default hereunder, then Purchaser shall have the remedies set forth in this Agreement.

ARTICLE 5
CLOSING; CLOSING DELIVERIES

5.1 Time and Place. The consummation of the purchase and sale of the Property (“Closing”) shall occur on or before the close of business on December 30, 2022 (the “Closing Date”). The Closing shall be conducted at the offices of the Escrow Agent (or such other location mutually agreeable to Seller and Purchaser) and shall occur through escrow in the customary manner for the consummation of real estate transactions in Tarrant County, Texas. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Sections 5.2 and 5.3 below.

5.2 Seller’s Obligations at Closing. At Closing, Seller shall:

(a) deliver to Purchaser a duly executed counterpart of a Second Amendment to Railway Lease between Seller, as Landlord, and Railway, as Tenant (the “Second Railway Lease Amendment”) in form and content reasonably satisfactory to Seller, Railway, and Purchaser, to be effective immediately before delivery of the Deed and the Railway Lease Assignment (defined below).

(b) deliver to Purchaser a Special Warranty Deed in substantially the form attached hereto as Exhibit “C” and made a part hereof (the “Deed”), duly executed and notarized by Seller, conveying good and indefeasible title to the Property to Purchaser, subject only to the Permitted Exceptions and the Existing Loans.

(c) deliver to Purchaser a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit “D” and by this reference made a part hereof (collectively, the “Bill of Sale and Assignment”), duly executed by Seller.

(d) deliver to Purchaser and Lender the Assumption Documents, duly executed and acknowledged by Seller.

(e) deliver to Purchaser an Assignment and Assumption of the Railway Lease in form and content reasonably satisfactory to Purchaser (the “Railway Lease Assignment”).

(f) deliver to Purchaser and the Title Company an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in accordance with Treas. Reg. §1.1445-2(b)(2).

(g) deliver to Purchaser and the Title Company such evidence as Purchaser or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller.

(h) deliver to Purchaser and the Title Company a title insurance affidavit duly executed by Seller or its duly authorized representative, in form and content reasonably satisfactory to Seller and the Title Company.

(i) deliver to Purchaser possession of the Property, subject, however, to the occupancy of the Railway under the terms of the Railway Lease, and the Permitted Exceptions.

(j) deliver to the Title Company a closing statement (“Closing Statement”) in form and substance mutually acceptable to Seller and Purchaser.

(k) deliver any other documents or instruments reasonably required by the Title Company or Purchaser, in order to close the transactions contemplated herein.

5.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a) deliver to Seller a counterpart of the Second Railway Lease Amendment, duly executed by Railway, as Tenant.

(b) pay to Seller the Cash Portion of the Purchase Price in immediately available funds, less the Earnest Money (unless Purchaser elects to have the Earnest Money returned to Purchaser) and any other credits due and owing Purchaser hereunder, together with any other applicable adjustments required under the terms of this Agreement, as applicable; and Purchaser shall cause the Earnest Money to be disbursed to Seller (unless Purchaser elects to have the Earnest Money returned to Purchaser).

(c) deliver to Lender the Assumption Documents, duly executed by Purchaser.

(d) deliver to Seller the Railway Lease Assignment, duly executed by Purchaser and by Railway.

(e) deliver to the Title Company such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser.

(f) deliver to the Title Company the Closing Statement, duly executed by Purchaser.

5.4 Prorations. Pursuant to the Railway Lease, Railway is responsible for all real property taxes. Therefore, such taxes shall not be prorated at Closing, and Railway shall be responsible for timely payment of such taxes for the year 2022 directly to the taxing jurisdiction. Pursuant to the Railway Lease, Fixed Rent is payable directly to Lender for application against installments of principal and interest due on the Existing Loans. Fixed Rent for the month of December 2022 will be applied to the Existing Loan installments due December 15, 2022. Purchaser shall be obligated to assume the unpaid principal and accrued interest on the Existing Loans as of the Closing in accordance with the terms of the Assumption Documents. Fixed Rent for the month of Closing will not be prorated.

5.5 Closing Costs.

(a) Seller shall pay: (i) the fees of any counsel representing it in connection with this transaction; (ii) the basic premium for the Title Policy to be issued to Purchaser by the Title Company at Closing; (iii) one-half (1/2) of any escrow fees which may be charged by the Escrow Agent; (iv) all costs required to release the Property from the liens and security interests of Seller’s existing monetary encumbrances on the Property (other than the Existing Loans) and all other costs required to remove any matters that are not Permitted Exceptions; (v) all recording costs for any Transaction Documents to be recorded in Liberty County; (vi) all assumption or transfer fees, Lender’s legal fees, and the premiums and fees for any new mortgagee title policies or endorsements in connection with the Assumption Approval and the Assumption Documents as described above in Section 1.2; and (vii) other costs, fees, or expenses which Seller has agreed to incur under the terms of this Agreement, or as otherwise allocated to Seller on the Closing Statement.

(b) Purchaser shall pay: (i) the fees of any counsel representing it in connection with this transaction; (ii) the cost of any endorsements to the Title Policy requested by Purchaser in its sole discretion; (iii) one-half (1/2) of any escrow fees charged by the Escrow Agent; (iv) Purchaser’s costs incurred in obtaining any New Survey; and (v) any other costs, fees, or expenses which Purchaser has agreed to incur under the terms of this Agreement, or as otherwise reflected on the Closing Statement.

5.6 Cooperation in Tax-Free Exchange. Seller reserves the right to consummate this transaction as part of a deferred exchange of like-kind property as provided by Section 1031 of the Internal Revenue Code (the “Seller’s Exchange”). Purchaser agrees to cooperate reasonably with Seller in this regard at or prior to Closing and to execute necessary documents as appropriate under a customary deferred exchange; provided that the Seller’s Exchange (if any) will be structured by Seller at its sole cost and expense such that Purchaser will have no obligation to (i) acquire or enter into the chain of title to any property, or (ii) incur any cost, liability or obligation of any nature whatsoever as a result of its limited participation in the Seller’s Exchange. The Seller’s Exchange (including the conveyance of title to the Property to Seller’s designated intermediary) shall not impair, amend, modify, reduce or in any other manner whatsoever affect the representations, warranties and covenants of Seller to Purchaser under this Agreement or the survival thereof pursuant to this Agreement. Purchaser also reserves the right to consummate this transaction as part of a deferred exchange of like-kind property as provided by Section 1031 of the Internal Revenue Code (the “Purchaser’s Exchange”). Seller agrees to cooperate reasonably with Purchaser in this regard at or prior to Closing and to execute necessary documents as appropriate under a customary deferred exchange; provided that the Purchaser’s Exchange (if any) will be structured by Purchaser at its sole cost and expense such that Seller will have no obligation to (a) acquire or enter into the chain of title to any property, or (b) incur any cost, liability or obligation of any nature whatsoever as a result of its limited participation in the Purchaser’s Exchange. The Purchaser’s Exchange (including the conveyance of title to the Property to Purchaser’s designated intermediary) shall not impair, amend, modify, reduce or in any other manner whatsoever affect the representations, warranties and covenants of Purchaser to Seller under this Agreement or the survival thereof pursuant to this Agreement.

ARTICLE 6
REPRESENTATIONS, WARRANTIES, COVENANTS AND LEGAL NOTICES

6.1 Representations and Warranties of Seller. Seller represents and warrants the following:

(a) Seller is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been—and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be—duly authorized, executed and delivered by and is binding upon Seller in accordance with its terms; Seller has the authority to enter into this Agreement and nothing prohibits or restricts the right or ability of Seller to enter into this Agreement; this Agreement and the actions contemplated hereby do not and will not hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest to which Seller is a party; and the individual signing this Agreement on behalf of Seller has the authority, without the act, signature or consent of any other party which has not been already obtained to bind Seller in connection with this Agreement.

(b) Seller is not a “foreign person” within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

(c) Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 23, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof.

(d) There are no service or management contracts, equipment, labor or material contracts, maintenance or repair contracts, commission agreements, leases, licenses, other agreements affecting the possession or use of the Property (including, but not limited to, any mineral lease agreements), or other agreements for the provision of materials or services to the Property (collectively, “Service Contracts”) in effect with respect to the Property to which Seller is a party which would be binding on Purchaser or the Property after Closing. To clarify the foregoing, the Railway Lease is not included within the definition of Service Contracts, nor is any mineral lease to which Seller is not a party but to which its interest in the Property may be bound, nor is any easement or other agreement that is otherwise disclosed in the Title Commitment.

(e) No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the best of Seller’s knowledge, has been threatened in writing, against Seller.

(f) There is no existing or pending litigation or claim with respect to the Property other than such as may exist by reason of the acts or omissions of Railway, its subtenant or its or their affiliates under the Railway Lease (but Seller has received no notice of any such existing or pending litigation or claim existing by reason of the acts or omissions of Railway, its subtenant, or its or their affiliates under the Railway Lease). Seller has no knowledge of, and has received no notice of, (i) any threatened litigation or proceeding by any organization, person, or governmental agency against Seller with respect to the Property or against the Property; (ii) any violation of the Property’s compliance with applicable fire safety laws, building code ordinances, zoning ordinances, or any other statutes, ordinances, laws, rules, or regulations affecting the Property; (iii) any proceedings that could cause the change, redefinition, or other modification of the zoning classifications, the annexation status, or of other legal requirements applicable to the Property or any part thereof; (iv) any pending or threatened condemnation proceeding that would affect the Property; (v) any proceedings that could impose any requirement that the owner of the Property pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Property; (vi) any proceedings that could cause an increase in the assessed value of the Property; (vii) any disputes regarding the boundary lines of the Property; or (viii) any notice of default or of any other violation of any of the terms of the Existing Loans, or any notice of intent to accelerate or notice of acceleration, or of Lender’s exercise of a power of sale or foreclosure or any other Lender remedies under the Existing Loans.

(g) Except as may be disclosed in the Title Commitment and except with regard to the Railway Lease, Seller has no knowledge of, and has not entered into: (i) any lease, easement, license, or other agreement granting any third party use or occupancy of the Property; (ii) any agreement granting any right of first refusal, right or option to purchase, right of first offer, or any other agreement granting any legal or equitable interest in the Property; (iii) any commitment to any governmental authority, utility company, school board, church or other religious body, owners’ association or any other organization, group or individual relating to the Property that would impose an obligation upon Seller or its successors or assigns to make any contributions or dedications of money or land, or to construct, install, or maintain any improvements of a public or private nature as part of the Property or upon separate lands; or (iv) any other agreement or commitment that could be binding upon Purchaser as Seller’s successor in title. At Closing there will be no Service Contracts affecting the Property. Seller has not received or given any notice of default under the Railway Lease, and Seller has no knowledge of any fact or circumstance that with the passage of time or the giving of notice would constitute a default under the Railway Lease.

(h) Seller has received no notice of the assertion by any federal, state, or local taxing authority of any tax deficiency, lien, interest, or penalty, special assessment or other assessment against the Property or Seller which has not been paid; and Seller has received no notice that any audit or inquiry from any federal, state, or local tax authority is pending with respect thereto.

(i) At Closing, there will be no unpaid bills or claims in connection with any work performed for, or material purchased by, Seller or its agents in connection with the Property.

(j) Except as may be disclosed in any report or survey included in the Due Diligence Materials, Seller has received no notice, nor does Seller have knowledge:

(1) that the Property is in violation of any Environmental Laws (defined below) relating to the Property;

(2) of any Hazardous Substances (defined below) having been used, generated, transported, treated, stored, released, discharged, or disposed of in, onto, under, or from the Property in violation of any Environmental Laws;

(3) of the presence on the Property now or in the past of (i) asbestos-containing materials, PCBs or urea formaldehyde, (ii) “underground storage tanks” (as defined under applicable Environmental Laws), above-ground storage tanks, or other containers of Hazardous Substances, (iii) wetlands, (iv) any landfill, (v) any cemetery or burial ground, or (vi) any endangered species habitat; or

(4) of any actions, suits, proceedings, orders, inquiries, or investigations pending or threatened against, involving, or affecting the Property, at law or in equity, or before or by any federal, state, municipal, or other governmental department, court commission, board, bureau, agency, or instrumentality, regarding any Environmental Laws or Hazardous Substances.

(5) Seller is not in possession of information or documents relating to any environmental claims, data, or reports related to the Property that would (i) potentially cause environmental liabilities for Seller or Purchaser; or (ii) indicate that Seller is a responsible party for existing conditions at the Property and/or in its subsurface, either through Seller’s operations on the Property, development of the Property, or exacerbation of prior site conditions at the Property.

(6) “Environmental Laws” means all federal, state, and local laws, statutes, ordinances, regulations, standards, rules, policies, common law rule, and other binding and non-binding governmental requirements in effect on the date hereof or adopted or modified after the date of this Agreement, and any judicial or administrative interpretation thereof having the force and effect of law, including, without limitation, any applicable judicial or administrative order, consent decree, judgment, order, or requirement conferring rights or imposing duties at common law (including, without limitation, the common law respecting nuisance and tortious liability) relating to (i) emissions, discharges, spills, releases, or threatened releases of Hazardous Substances into ambient air, atmosphere, soils, surface and ground water, wetlands, watercourses, stream sediments, publicly or privately owned treatment works, drains, sewer systems, storm water runoff or discharge, septic systems or onto land; (ii) the use, treatment, storage, disposal, handling, manufacturing, transportation, or shipment of Hazardous Substances; (iii) the regulation of storage tanks; or (iv) otherwise relating to the regulation and protection of the environment, plant or animal life, and human health or safety to the extent applicable to the Property or the business or operations thereon. “Hazardous Substances” means all substances, wastes, pollutants, element, compound, chemical mixture, contaminants, and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic, or regulated by, the following federal statutes and their state counterparts, as well as these statutes’ implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§9601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§136 et seq.; the Atomic Energy Act, 42 U.S.C. §§2011 et seq.; and the Hazardous Materials Transportation Act, 49 U.S.C. §§5101 et seq.; petroleum and petroleum products including crude oil and any fractions thereof; asbestos; and natural gas, synthetic gas, and any mixtures thereof.

(k) From and after the Effective Date until the Closing Date, Seller has complied with the requirements of Section 6.2.

(l) To the knowledge of Seller, no representation, warranty, or statement of Seller in this Agreement or in any document or information furnished to Purchaser misstates or omits any material fact that would otherwise make the statements or facts contained therein materially misleading, provided that any third-party reports included in the Due Diligence Documents shall be governed by Section 3.4.

(m) Seller has not received any notices from any insurance company of any defects or inadequacies in the Property or any part thereof which would materially and adversely affect the insurability of the Property or the premiums for the insurance therefor.

(n) To the knowledge of Seller, the existing water, sewer, gas, communication and electricity lines, storm sewer and any other utility facilities on the Property are installed and connected in accordance with valid permits. To the knowledge of Seller, except as may be shown by the Existing Survey or the New Survey or the Title Commitment, all such utilities serving the Property are located within the Property, within lands dedicated for public use or within recorded easements for such purpose. To the knowledge of Seller, all such utilities are metered or billed independent of any other property. To the knowledge of Seller, there are no outstanding obligations to install or pay for any improvements on the Property or otherwise related to such utilities.

(o) Except as provided in the last sentence of this Section 6.1(o), the Access Area Easements are in full force and effect, there are no uncured events of default thereunder which could result in a termination or material modification thereof, and Seller is entitled to freely assign its rights under such Access Area Easements without the consent of the other parties thereto to Purchaser at Closing as part of the Deed. The Easement Agreement for Access from the City of Dayton recorded as Instrument No. 2021023142 in the Real Property Records of Liberty County, Texas contains an incorrect legal description which Seller agrees to use best efforts to correct before the Closing Date.

Except as provided in this Section, the representations and warranties of Seller herein shall be true and correct in all material respects from and after the Effective Date and are remade as of (and with respect to) the Closing Date, shall be a condition to Purchaser’s obligation to close under this Agreement, and shall survive the Closing for a period of eighteen (18) months following the Closing Date. If during the term of this Agreement, Purchaser learns that any of Seller’s representations and warranties is not true and correct in all material respects through no fault of Seller, and Seller fails to cure within five (5) days after notice from Purchaser the matter that causes a representation or warranty to not be true and correct in all material respects, then Purchaser shall be entitled to terminate this Agreement in which case the Earnest Money shall be refunded to Purchaser, or waive the breach of such representation and proceed to Closing. For purposes of this Section 6.1, the term “knowledge” or any derivation thereof shall mean the knowledge after reasonable inquiry of Mr. Leo S. Schwartz, who is the officer, representative, and/or agent of Seller most knowledgeable with respect to Seller’s acquisition, development, leasing, management, operation, and disposition of the Property.

The following shall control any contrary provisions in this Section 6.1: If a representation or warranty of Seller which was true when made becomes untrue in any material respect, then Purchaser shall not (i) have the right to terminate this Agreement and receive a return of its Earnest Money, or (ii) have a cause of action against Seller, if the condition which caused the representation or warranty to become untrue in any material respect was the result of an act or omission of Railway, Railway’s subtenant, or any of their affiliates which would constitute a default under the Railway Lease, or would constitute a default under the Railway Lease with the giving of notice or passage of time, or both. If Purchaser or Seller acquires knowledge after the Effective Date that would cause Seller’s representation and warranty set forth in clause (iv) of subsection (f) to be inaccurate in any material respect, then the provisions of Section 8.1 shall govern.

6.2 Covenants of Seller. Between the Effective Date and the Closing Date, Seller hereby covenants as follows:

(a) Seller shall (i) carry on its business and activities relating to the Property in the same manner as it did before the Effective Date of this Agreement, and (ii) continue to comply with, and otherwise satisfy, all requirements of Seller as “Landlord” under the terms of the Railway Lease.

(b) Seller shall not further encumber the Property in any manner.

(c) Seller shall timely comply with all its obligations as borrower under the Existing Loans. Seller shall not modify or otherwise amend the terms of the Existing Loans without Purchaser’s prior written consent, which Purchaser may withhold in its sole discretion.

(d) Seller will cause to be paid any trade accounts, costs and expenses of operation of the Property due and payable prior to the Closing to the extent such matters are Seller’s responsibility.

(e) Seller shall immediately notify Purchaser if Seller acquires knowledge that any of the representations and warranties of Seller contained in this Agreement was inaccurate when made or becomes inaccurate in any respect.

6.3 Representations and Warranties of Purchaser. Purchaser represents and warrants the following:

(a) Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware. This Agreement has been—and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be—duly authorized, executed and delivered by and is binding upon Purchaser in accordance with its terms; Purchaser has the authority to enter into this Agreement and nothing prohibits or restricts the right or ability of Purchaser to enter into this Agreement; this Agreement and the actions contemplated hereby do not and will not hereafter breach, invalidate, cancel, make inoperative or interfere with, or result in the acceleration or maturity of, any agreement, document, instrument, right or interest to which Purchaser is a party; and the individual signing this Agreement on behalf of Purchaser has the authority, without the act, signature or consent of any other party which has not been already obtained to bind Purchaser in connection with this Agreement; and

(b) The officers or agents of Purchaser have due authority to take all actions on behalf of Purchaser reasonably necessary to complete the transaction contemplated by this Agreement.

ARTICLE 7
DEFAULT; REMEDIES

7.1 Default of Purchaser Prior to Closing. If Purchaser defaults in any material respect in the performance of any of its obligations under this Agreement prior to Closing and fails to cure such default within five (5) business days after receipt of written notice from Seller to Purchaser specifying such default (except in the case of the Closing obligations for which there shall be no period), then Seller shall be entitled, as its sole and exclusive remedy, to waive such default or to terminate this Agreement and recover the Earnest Money as liquidated damages and not as a penalty, if the Closing fails to occur on account thereof. Seller and Purchaser agree that Seller’s damages resulting from Purchaser’s default are difficult, if not impossible, to determine and that the Earnest Money is a fair estimate of those damages, which have been agreed to in an effort to cause the amount of said damages to be certain, and that the payment of the Earnest Money upon such uncured default shall constitute full satisfaction of Purchaser’s obligations hereunder.

7.2 Default of Seller Prior to Closing. If Seller defaults in any material respect in the performance of any of its obligations under this Agreement prior to Closing and fails to cure such default within five (5) business days after receipt of written notice from Purchaser to Seller specifying such default (except in the case of the Closing obligations for which there shall be no cure period), then Purchaser shall be entitled either to: (i) waive such default and proceed to Closing; (ii) terminate this Agreement by giving written notice to Seller before or at the Closing, whereupon (A) neither party will have any further rights or obligations under this Agreement, (B) the Title Company shall immediately deliver the Earnest Money to Purchaser, free of any claims of any person, including Seller, and (C) Purchaser shall be entitled to recover from Seller all actual out-of-pocket third party costs and expenses incurred by Purchaser in connection with the purchase of the Property pursuant to this Agreement; or (iii) force Seller to consummate the transaction contemplated herein by commencing legal action for specific performance of Seller’s obligations under this Agreement and related attorneys’ fees and costs as further provided in this Agreement, except that Purchaser shall be entitled to recover its damages and exercise any other right or remedy Purchaser may have at law or in equity because of such default if specific performance is not available for any reason. If a bankruptcy proceeding by or against Seller begins before Closing, then Purchaser shall also be entitled to recover rejection damages as awarded by the bankruptcy court.

7.3 Surviving Duties and Obligations. Seller or Purchaser, as applicable, shall have the right to pursue all legal and equitable remedies with respect to Surviving Duties. Notwithstanding anything to the contrary contained herein, Surviving Duties shall survive the Closing for a period of two (2) years following the Closing Date.

ARTICLE 8
RISK OF LOSS

8.1 Condemnation. If all or any portion of the Property is taken or threatened to be taken pursuant to the power of eminent domain, or any proceedings with respect thereto are instituted or commenced prior to the Closing, the provisions of the Railway Lease shall govern. Purchaser shall not have the right to terminate this Agreement unless Railway has the right to terminate the Railway Lease.

8.2 Damage or Destruction. Seller shall promptly notify Purchaser, in writing, of the occurrence of any damage to or destruction of all or any portion of the Property. The provisions of the Railway Lease shall govern the rights and obligations of the parties in the event of any such damage or destruction.

8.3 Survival. The provisions of this Article 8 shall survive Closing or the earlier termination of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1 No Brokers. Seller and Purchaser each hereby warrant and represent to the other that no brokers, agents, finder’s fees or commissions, or other similar fees, are due or arising in connection with the entering into of this Agreement, the sale and purchase of the Property or the consummation of transactions contemplated herein, and SELLER AND PURCHASER EACH HEREBY AGREE TO INDEMNIFY AND HOLD THE OTHER HARMLESS FROM AND AGAINST ALL CLAIMS WHICH THE OTHER PARTY SHALL SUFFER OR INCUR BECAUSE OF ANY CLAIM BY ANY BROKER, AGENT OR FINDER CLAIMING BY, THROUGH OR UNDER SUCH INDEMNIFYING PARTY, WHETHER OR NOT SUCH CLAIM IS MERITORIOUS, FOR ANY COMPENSATION WITH RESPECT TO THE ENTERING INTO OF THIS AGREEMENT, THE SALE AND PURCHASE OF THE PROPERTY OR THE CONSUMMATION OF TRANSACTIONS CONTEMPLATED HEREIN. The provisions of this Section 9.1 shall survive Closing and the delivery and recordation of the Deed.

9.2 Duties of Escrow Agent. The duties of the Escrow Agent shall be as follows: (a) to retain and safely keep all funds, documents and instruments deposited with it; (b) upon the Closing, to deliver to the parties entitled thereto all funds, documents and instruments to be delivered through Closing; (c) upon the Closing, to cause the recordation of the Deed and the applicable Assumption Documents in the Real Property Records of Liberty County, Texas; (d) to comply with all applicable federal, state and local reporting and withholding requirements relating to the close of this transaction (the parties hereby agreeing that Escrow Agent, as the party responsible for closing the Escrow, shall comply with the reporting requirements of Section 6045(e) of the Internal Revenue Code and the regulations thereunder; and (e) to comply with the terms of this Agreement and any additional instructions executed by Seller and Purchaser. The Escrow Agent’s rights and obligations shall be further specified by such additional terms and provisions acceptable to Seller and Purchaser as said Escrow Agent customarily requires in real property escrows administered by it; provided, however, in no event shall such additional terms and provisions conflict with the terms of this Agreement.

9.3 Assignability. Neither party may assign this Agreement without first obtaining the other’s written consent, which consent may be withheld in the non-assigning party’s sole and absolute discretion. Any assignment in contravention of this provision shall be void. Notwithstanding the foregoing and without Seller’s prior written consent, Purchaser may assign its rights and obligations as Purchaser under this Agreement on or before Closing to a special-purpose entity to be formed by Purchaser, as may be required by Lender in connection with the Assumption Approval. No assignment shall release the assigning party herein named from any obligation or liability under this Agreement.

9.4 Confidentiality. Seller and Purchaser agree to keep this Agreement confidential and, unless otherwise required by law or the rules of any applicable securities authority, not disclose or make any public announcements with respect to the subject matter hereof without the consent of the other party; provided the parties may make non-public disclosures with respect to the subject matter of this Agreement to their respective accountants, attorneys, members and partners, and Purchaser may make such disclosures to Lender and to prospective lenders, investors and persons with whom it proposes to join with in an entity for purposes of purchasing the Property provided such parties agree to be bound by the terms of this Section and provided Purchaser shall be responsible for any breach of this Section by such parties. In addition, following Closing, Purchaser shall have the right to make disclosures and press releases relative to the acquisition contemplated hereunder.

9.5 Notice. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the following addresses:

If to Seller:	TRT LEASECO, LLC
c/o BNSF-Delpres Investments, Ltd.
Toronto, ON MSN 6N5
Canada
Attn: Larry Krauss
	Telephone:	416-222-4446 Ext. 1
	Facsimile:	416-222-2772
	Email:	lkrauss@terracap.ca

TRT LEASECO, LLC
c/o BNSF-Delpres Investments, Ltd.
10290 West Atlantic Avenue, #480127
Delray Beach, FL 33448
Attn: Leo S. Schwartz
	Telephone:	561-330-4998 / Mobile: 914-980-0953
	Facsimile:	561-638-9107
	Email:	lschwartz@cric2funds.com

With a copy to:	Scheef & Stone, L.L.P.
Attn: Kevin Flynn
500 North Akard Street, Suite 2700
Dallas, Texas 75201
	Telephone:	214-706-4203
	Facsimile:	214-706-4242
	Email:	kevin.flynn@solidcounsel.com

If to Purchaser:	BNSF Dayton LLC
2500 Lou Menk Drive MOB-2
Fort Worth, Texas 76131-2828
Attn: Christopher J. Danos
	Telephone:	(817) 867-6385
	Facsimile:	(817) 352-7157
	Email:	christopher.danos@bnsf.com

With a copy to:	BNSF Railway Company
2500 Lou Menk Drive AOB-3
Fort Worth, Texas 76131-2828
Attn: Shanna S. Cargill, Senior General Attorney
	Telephone:	(817) 352-3304
	Facsimile:	(817) 352-2398
	Email:	shanna.cargill@bnsf.com

With a copy to:	Kelly Hart & Hallman LLP
201 Main Street, Suite 2500
Fort Worth, Texas 76102
Attn: Alan D. Hegi
	Telephone:	(817) 878-3589
	Facsimile:	(817) 878-9280
	Email:	alan.hegi@kellyhart.com

Any such notices shall be: (a) sent by certified mail, return receipt requested, postage prepaid in the U.S. Mail, (b) sent by a nationally recognized overnight courier, (c) delivered by hand delivery, or (d) by facsimile transmission (with transmission verification) or electronic mail transmission, provided a copy is also sent by overnight delivery or mailed via regular mail. Any notice is effective upon deposit with the U.S. Postal Service or with the overnight delivery service, as applicable, provided that a copy is also sent by electronic mail transmission on the day of deposit with the U.S. Postal Service or overnight delivery service; all other notices are effective when received. The above addresses may be changed by written notice to the other party, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice or refusal of receipt by the addressee of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller, but a notice is not effective against a party if sent only to that party’s counsel.

9.6 Attorneys’ Fees. In the event either party hereto employs an attorney for the purpose of enforcing or construing this Agreement, or any judgment based on this Agreement, in any legal proceeding whatsoever, including insolvency, bankruptcy, arbitration, declaratory relief or other litigation, including appeals and rehearings, then the prevailing party in such litigation (as evidenced by a final, non-appealable judgment by a court of competent jurisdiction) shall be entitled to recover from the other party its reasonable attorneys’ and consultants’ fees and expenses incidental to such litigation and all court costs and fees through all trial and appellate levels. In addition to the foregoing award of attorneys’ fees to the prevailing party, the prevailing party in any lawsuit shall be entitled to its reasonable attorneys’ fees incurred in any post-judgment proceedings to collect or enforce the judgment. This provision is separate and several and shall survive the merger of this Agreement into any judgment with respect hereto. The terms and provisions of this Section shall survive Closing or earlier termination of this Agreement.

9.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic signatures via facsimile or PDF attachment via email of a counterpart executed by a party hereto shall be regarded as executed by such party for purposes hereof and shall be deemed original signatures.

9.8 Captions; Terms. The headings and captions in this Agreement are inserted for convenience of reference and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof. The terms “hereby,” “hereof,” “hereto,” “herein,” “hereunder” and any similar terms shall refer to this Agreement, and the term “hereafter” shall mean after, and the term “heretofore” shall mean before, the Effective Date. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa. Words importing persons shall include firms, associations, partnerships (including limited partnerships), trusts, corporations, limited liability companies and other legal entities, including public bodies, as well as natural persons. The terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without being limited to.”

9.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.10 Entire Agreement; Modifications; Waiver. This Agreement, including as necessary the Railway Lease, contains the entire agreement between the parties relating to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations or statements, oral or written, are superseded hereby. The Exhibits attached to this Agreement are made a part of this Agreement for all purposes. No waiver, modification, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge or change is sought. The waiver of any term or provision of this Agreement shall not constitute a waiver of any other term or provision of this Agreement, nor shall the right to require any enforcement of any term or provision of this Agreement be permanently waived, if a continuing breach of any such term or provision arises.

9.11 Partial Invalidity. Any provision of this Agreement which is unenforceable or invalid or the inclusion of which would affect the validity, legality or enforcement of this Agreement shall be of no effect, but all the remaining provisions of this Agreement shall remain in full force and effect.

9.12 No Third-Party Rights. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, Railway, and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

9.13 No Partnership. Seller shall not be deemed to be a partner, joint venturer, co-tenant, agent, guarantor or surety of Purchaser in connection with this Agreement, the Property or any action taken under or pursuant to this Agreement.

9.14 Further Assurances. Both Seller and Purchaser agree that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the transactions contemplated hereby.

9.15 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

9.16 Computation of Time Periods. Except where business days are expressly referred to, references in this Agreement to days are to calendar days, not business days. Business day means any calendar day except a Saturday, Sunday or banking holiday in Tarrant County, Texas.

9.17 Holidays. If the final date of any period provided for herein for the performance of an obligation or for the taking of any action falls on a Saturday, Sunday or banking holiday, then the time of such period shall be deemed extended to the next day which is not a Saturday, Sunday of banking holiday in Tarrant County, Texas.

9.18 Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH OF THE PURCHASER AND SELLER IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE PROVISIONS OF THIS AGREEMENT.

9.19 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS. Seller and Purchaser agree that any litigation instituted in connection with this Agreement shall be in a court of competent jurisdiction, state or federal sitting in Tarrant County, Texas.

9.20 Time. Time is of the essence of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

SELLER:

TRT LEASECO, LLC,
a Delaware limited liability company

By:	/s/ Leo S. Schwartz
Leo S. Schwartz, Vice President

Date of Execution: 12/20/2022

PURCHASER:

BNSF DAYTON LLC,
a Delaware limited liability company

By:	/s/ Chris Danos
Name:	Chris Danos
Title:	President and CEO

Date of Execution: 12/22/2022

S-1

ACCEPTANCE AND AGREEMENT OF ESCROW AGENT

As of the date shown below, defined as the Effective Date, the Escrow Agent executes this Agreement to acknowledge receipt of a copy of this Agreement executed on behalf of Seller and Purchaser, and to confirm its agreement that, upon deposit with the Escrow Agent, the Earnest Money will be held by the Escrow Agent in accordance with the terms of this Agreement and that the Escrow Agent will comply with all reporting requirements contained herein. Escrow Agent agrees to immediately deliver to Seller, Seller’s counsel, Purchaser, and Purchaser’s counsel a copy of this Agreement executed by both parties and Escrow Agent.

ESCROW AGENT:

TARVER ABSTRACT CO.

By:
Charolette Mercer
Senior Escrow Officer

Date: _________ (the “Effective Date”)